DESCRIPTION OF SECURIITES REGISTERED
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The  board  of  directors  of  the  corporation issued an aggregate of 4,035,192 common shares of the corporation to three consultants who have rendered services to the corporation pursuant to three consulting agreements. The shares were in exchange for services rendered through May 30, 2002. These are the shares that have been registered under this registration statement on Form S-8.